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Exhibit 10

Equity Oil Company
Cash Bonus Plan For Key Employees

        Pursuant to the action of the Board of Directors of Equity Oil Company a Cash Bonus Plan for Key Employees of the Company (Plan) has been adopted.

        Each participant in the Plan will have an Individual Award Opportunity (Award Opportunity) set at the beginning of the Plan year. This will be defined as a percentage of base W-2 salary. To determine the bonus to be paid under the Plan, the percentage award calculated for each factor will be multiplied by the participants Award Opportunity to arrive at a percentage of base salary.

        Participants of the Plan are divided into two groups: (1) non-officers and (2) officers. The qualifications for each group are outlined below.

Non-Officer Bonus Plan

        The Non-Officer Bonus Plan will be based on three factors: (1) change in net asset value per share; (2) production growth; and (3) personal achievement. A description of each of the factors and the methodology for computation are:

  •
  Change in Net Asset Value per Share—50% Weighting—Net asset value is defined as net present value of year end proved oil and gas reserves plus working capital less long-term debt.

    The net present value will be calculated at a discount rate of 10% using constant oil and gas prices from year to year and will be based on audited year end proved reserves. The use of constant pricing will remove commodity volatility from the calculation and focus on operational and financial management success or failure. Index prices of $24 per barrel and $3 per MCF as the constant prices will be used for each year beginning with the base year of 2001. Net asset value incorporates reserve quantity change, the cost of finding and producing the reserves, the cost of administration and the full cost of financing the acquisition of the reserves. The Board will review the base case pricing criteria annually but will not change the base pricing criteria from year to year unless there is a major shift in forecast energy pricing either up or down.

    Each 1% change in net asset value per share will qualify for 5% of this award category. For example a 20% change in net asset value will result in a full qualification for this factor. (20% change in net asset value * 5% for each 1% change * 50% weighting factor for this category = 50%)

  •
  Production Growth—Weighing 20%—Defined as the percentage change in production from year to year measured in barrels of oil equivalent.

    Each 1% change in production will qualify for 2% of this award category. For example a 50% change in production will result in full qualification for this factor. (50% change in production * 2% for each 1% change * 20% weighting factor for this category = 20%)

  •
  Personal Achievement—Weighting 30%—This is the subjective part of the award. Performance evaluation will be the responsibility of the officer group and the direct supervisor for those employees in the Plan and will be based on well defined goals and objectives as part of our annual performance review process. The award under this category can range from 0% to 30% depending on the individual performance of the employee with an award of 0% considered to be unsatisfactory performance and an award of 30% to be considered outstanding performance.

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Officer Bonus Plan

        The Bonus Plan for officers will consist of three performance measures: (1) change in net asset value per share; (2) share performance measured for Equity as a stand alone company and as compared to industry peers; and (3) individual performance. A description of each of the factors and the methodology for computation are:

  •
  Change in Net Asset Value—50% Weighting—Change in net asset value (NAV) per share will be measured using the same methodology as set forth above for non officer employees.

  •
  Share Performance—20% Weighting—Share price performance will be viewed from the perspective of both Equity's overall return to shareholders and performance with respect to a peer group of companies determined by management and the Board. No specific weighting will be given to the measures used but each will be taken into consideration when establishing the qualification for this factor. Measures of share performance will include but not be limited to:

    *Growth in share price year over year

    *Ratio of share price to NAV

    *Market capitalization vs. book value

    *Market capitalization vs. BOE production

    *Market capitalization vs. BOE reserves

  •
  Individual Performance—30%—This is the purely subjective part of the award. Performance evaluation will be the responsibility of the Compensation Committee of the Board, with input from the President of the Company for officers other than President, and will be based on well defined goals and objectives as part of an annual performance review process. The award under this category can range from 0% to 30% depending on individual performance of the officer with an award of 0% considered to be unsatisfactory performance and an award of 30% to be considered outstanding performance.

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  Exhibit 10